RealSource Residential, Inc. 10-K

EXHIBIT 10.6

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 12th day of March, 2014 (the “Effective Date”), by and between RS Cambridge Apartments, LLC, a Delaware limited liability company (“Seller”), whose address for the purposes hereof is 2089 East Fort Union Boulevard, Salt Lake City, Utah 84121, and RealSource Residential, Inc., a Nevada corporation (“Buyer”). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.            Property to be Sold. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Premises”):

(a)           Real Estate - The land generally known as the Cambridge Apartments, located at 10900 East Taylor Road, Gulfport, MS 39503, with all the buildings and other improvements thereon (the “Improvements”), as specifically described in the final title commitment obtained by Buyer with the initial description attached hereto as Exhibit A (the “Real Estate”);

(b)           Fixtures - All the fixtures attached or appurtenant to or used in connection with the Real Estate which are owned by Seller, including without limitation, if any, all venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, oil and gas burners, hot water heaters, and fixtures appurtenant thereto (except related computers, if any), plumbing and bathroom fixtures, electric and other lighting fixtures, wall-to-wall carpeting, mantels, outside television antennas, fences, gates, trees, shrubs, plants, air conditioning equipment and ventilators, if any (collectively, the “Fixtures”);

(c)           Personal Property - All appliances owned by Seller and presently located within the tenants’ apartments (collectively, the “Personal Property”). All other personal property, except the Fixtures, is excluded, including, but not limited to, all model furnishings, computers, office equipment, hot water and/or boiler computers, and all laundry equipment and other personal property stored at the Real Estate;

(d)           Tenant Leases - Seller’s interest in all leases, oral or written, tenancies, rental agreements with tenants now or hereafter occupying space in the Improvements or otherwise having rights of occupancy or use of all or a portion of the Real Estate;

(e)           Service Contracts - Seller’s interest in the contracts and agreements assigned by Seller and assumed by Buyer at the Closing; and

(f)           Intangibles - All of Seller’s right, title and interest in and to (i) all warranties or guarantees relating to the Real Estate and the Personal Property described above, if any, and (ii) all permits, if any, related to the operation and management of the Real Estate, in each case, to the extent assignable without the consent of any other person.

2.            Purchase Price, Deposits.

(a)           Buyer agrees to pay the fair market value of the Premises as determined using either an appraisal, a broker opinion of value, a fairness opinion from an independent third party or some combination of these inputs mutually agreed on by Buyer and Seller (the “Purchase Price”) for the Premises, however, the minimum purchase price will be $11,037,637.37. Buyer and Seller are parties to that certain Right of First Refusal and Option, dated as of December 9, 2013, with respect to the Property (the “ROFR”). Under the ROFR, Buyer was granted the right to purchase the Property for an amount equal to the fair market value of the Property as negotiated between Buyer and Seller (taking into account assumed debt and other obligations relating to the Property) minus the Option Fee. The “Option Fee” under the ROFR is (i) the amount (the “Advanced Amount”) that Buyer paid (including reasonable and verifiable expenses) to obtain and terminate (through conversion hereunder of the B Note into the Option Fee) that certain Bifurcated Note B (the “B Note”), in favor of Capmark Bank (the “Original Lender”), dated March 1, 2010 in the original principal amount of $2,851,500.00 and subsequently acquired by German American Capital Corporation that encumbered the Property prior to the date of the ROFR, plus (ii) 12% simple interest per annum on the Advanced Amount from the date of the ROFR through the date of the sale of the Property. The Option Fee is hereby converted into the “Deposit”, which is $1,537,637.37 on the date hereof, and which shall continue to accrue interest until the Closing as provided in Section 2(a)(ii).

(b)           The Purchase Price, less the Deposit, as adjusted pursuant to Section 4, shall be paid at the Closing (as hereinafter defined) by immediately available funds wired to Seller’s account pursuant to wiring instructions provided by Seller prior to the Closing, or through other consideration agreed upon by Buyer and Seller. At the Closing, Buyer shall deposit the balance of the Purchase Price, subject to adjustment as provided herein, with the Escrow Agent. The Deed (as hereinafter defined) shall not be released or recorded until after the Escrow Agent has received the entire balance of the Purchase Price, and the Escrow Agent shall be authorized to release the Deed simultaneously receipt of the balance of the Purchase Price and the Deposit to Seller. The Escrow Agent shall provide a “Closing Protection Letter” for the benefit of Seller. Seller shall provide an escrow instruction letter to the Escrow Agent prior to the Closing, with escrow instructions consistent with the terms of this Agreement.

3.            Title. The Real Estate and Fixtures are to be conveyed by a Special Warranty Deed or the equivalent thereof containing no covenants by Seller whatsoever except a covenant against Seller’s acts during such time as Seller held title to the Premises (the “Deed”), and the Personal Property is to be conveyed by a bill of sale (the “Bill of Sale”) without warranties or representations. The Deed shall convey fee simple title to the Real Estate and Fixtures, free from all encumbrances and encroachments from or on the Premises, except:

(a)           Applicable laws, codes and regulations of any governmental authority in effect on the date hereof or hereafter, including, but not limited to those pertaining to building, health, safety and zoning;

(b)           Any lien for taxes and water and sewer charges for the then current fiscal tax year or billing period, as the case may be, that are not due and payable on the date of the delivery of the Deed;

(c)           Any liens for municipal or governmental betterments assessed after the date of this Agreement and any other municipal or governmental liens that are not due and payable on the date of the delivery of the Deed;

(d)           Leases and tenancies as specified in Section 12 in effect on the date of the delivery of the Deed and parties having possessory rights under agreements and contracts assumed by Buyer;

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(e)           Title to and rights of the public and others entitled thereto in and to those portions of the Premises, if any, lying within the bounds of adjacent streets and right-of-ways;

(f)           All easements, encumbrances and other matters of record and all matters existing or arising prior to the date of acquisition of title to the Premises by Seller, whether or not of record (other than any matters timely objected to as provided in Section 7 and which Seller has agreed in writing to cure and any other matters which Seller is otherwise obligated to cure under this Agreement); and

(g)           Any state of facts that might be disclosed by a current accurate survey or a personal inspection of the Premises (other than any matters timely objected to as provided in Section 7 and which Seller has agreed in writing to cure and any other matters which Seller is otherwise obligated to cure under this Agreement).

4.            Adjustments.

(a)           Collected rents (including prepaid rents), uncollected rents for the month of Closing, fuel oil, if applicable, electric, if applicable, water and sewer use charges, payments for service contracts for the Premises, if any, any escrows or reserves pertaining to the Premises held by a third party which Seller elects to assign to Buyer at the Closing, and taxes for the then current fiscal tax period shall be apportioned as of the Closing. Uncollected rents for any other prior month shall be collected by Buyer but Buyer may first allocate such collections to any then current rents owed by such tenant and then to Seller. Buyer agrees to use reasonable efforts to collect such rents for such prior months due to Seller, but shall not be obligated to bring legal proceedings to collect the same. Seller reserves the right, however, to collect its own uncollected rents at any time after the Closing by written notice to Buyer who will in turn provide the Seller all the necessary records pertaining to uncollected rents. Buyer shall pay all conveyance, transfer and/or recording taxes notwithstanding the practice, custom or requirements in the location where the Premises are located. Seller shall deliver to Buyer, to the extent the same is in Seller’s possession, the most recent survey of the Real Estate. Buyer is responsible, at its expense, for title examination, title insurance and survey (and any update thereof), if required by Buyer. All adjustments shall be made as of midnight on the date of Closing. If the funds to be paid to Seller at the Closing are not actually received by Seller on the date of the Closing and in sufficient time for Seller’s bank to invest such funds on that day, then Buyer and Seller shall readjust as if the Closing occurred on the date of the receipt by Seller and Seller’s bank of such funds. The provisions of this Subsection (a) shall survive the Closing.

(b)           If the current real estate tax assessment cannot be determined at Closing, then the real estate taxes shall be apportioned on the basis of the taxes assessed for the preceding year. In the event that an application for real estate tax abatement or reduction is not filed prior to the Closing, but if such subsequent filing will benefit Seller in whole or in part, then Buyer agrees that Seller at its request shall have the exclusive right to file and prosecute such application, and if necessary in the name of Buyer. If such application has been filed prior to the Closing, Seller shall also have the exclusive right to continue the prosecution of said application. Buyer agrees to fully cooperate with Seller with respect to any such application, and further authorizes Seller to endorse and cash any tax abatement or reduction check which Buyer receives or which is issued to Seller and for such purposes Buyer grants to Seller an irrevocable power of attorney coupled with an interest. Any such tax abatement or reduction eventually received, after adjustment for Seller’s legal fees and other related costs incurred for the same, shall be proportionately adjusted between the parties. If any tax abatement or reduction obtained by Seller shall benefit Buyer after the Closing, Buyer agrees to pay a fair and equitable portion of Seller’s legal fees incurred with respect to obtaining such abatement or reduction. The provisions of this Subsection (b) shall survive the Closing.

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(c)           Security deposits and advance rents, if any, and all interest which is required by law, if any, to be paid to the tenants, shall be accounted for by Seller and paid to Buyer at the Closing by adjustment. Seller shall render an accounting thereof to Buyer at the Closing.

5.            Possession and Condition of Premises. Possession of the Premises shall be delivered to Buyer at the Closing, from which time all benefits and burdens of ownership shall be transferred to Buyer. At Closing, the Real Property and Improvements shall be in substantially the same condition as at the end of the Inspection Period, reasonable use and wear thereof excepted, and excepting damage by fire or other casualty as provided in Section 10.

6.            Representations and Warranties of Seller; Premises Sold “AS IS”.

(a)           Except as specifically provided in this Agreement, Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition of the Premises, including, without limitation, the structure, water, soil and geology, and the presence or absence of hazardous waste or oil substances, (ii) the income to be derived from the Premises or the expenses to be incurred, (iii) the suitability of the Premises for any and all activities and uses which Buyer may conduct thereon, (iv) the compliance or non-compliance of or by the Premises or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, all zoning and environmental matters, (v) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PREMISES, INCLUDING ALL REAL AND PERSONAL PROPERTY SOLD HEREIN, (vi) the manner or quality of the construction of materials, if any, incorporated into the Premises, (vii) the manner, quality, state of repair or lack of repair of the Premises, or (viii) any other matter with respect to the Premises. Buyer further acknowledges and agrees that it has already investigated and examined the Premises and is afforded the further opportunity to do so pursuant to Section 7; is relying solely on its own investigation of the Premises and not on any information provided or to be provided by Seller; that any information provided or to be provided with respect to the Premises was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller is not liable or bound in any manner by any verbal or written statement, representations or information pertaining to the Premises, or the operation thereof, furnished by a real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees that, to the maximum extent permitted by law, the sale of the Premises as provided for herein is made on an “AS IS” condition and basis with all faults and defects, whether known or unknown, and that Seller would not agree to sell the Premises to Buyer for the purchase price without the disclaimers, agreements and other statements set forth in this Subsection (a).

(b)           It is understood and agreed that all oral or written statements, representations or promises, if any, and all prior negotiations are superseded by this Agreement and are merged into this Agreement, which alone fully and completely expresses the parties’ agreement, neither party relying upon any statement or representation not embodied in this Agreement, made by the other.

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7.            Inspections and Financing Contingency.

(a)           Inspection Period. Buyer (at its sole expense) shall have until 5:00 p.m. Mountain time of the day which is 30 days prior to the Closing Date (the period from the Effective Date to and including such date being referred to herein as the “Inspection Period”), to investigate the title to the Real Estate and to conduct any and all necessary non-intrusive inspections and investigations of the Premises, including but not limited to examination of the title records, survey and examination for encroachments and other defects, if any, verification of compliance of the Premises with applicable zoning, building, health and safety laws, regulations and codes, inspection for hazardous waste, environmental testing (including, without limitation, a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards) and any other inspections or investigations of the Premises. Notwithstanding anything in this Section 7 to the contrary, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Premises without first obtaining Seller’s written consent as to the timing and scope of the testing to be performed.

(b)           Buyer and Buyer’s agents shall be allowed access to the Premises during the Inspection Period and thereafter for the purpose of inspecting the same, provided that Seller receives reasonable advance notice (three (3) calendar days’ oral notice being agreed to be sufficient) from Buyer and Buyer is accompanied by a representative of Seller at all times. Seller agrees to cooperate in making a representative available for such purposes during normal business hours. After the Inspection Period, however, such access shall be restricted solely to the portions of the Premises not occupied by tenants. Buyer agrees that, in conducting any inspections, investigations or testing Buyer or Buyer’s agents will carry not less than One Million Dollars ($1,000,000.00) comprehensive general liability insurance with contractual liability endorsement which insures Buyer’s indemnity obligations hereunder, and upon request of Seller will provide written evidence of such insurance, will not interfere unreasonably with the activity of tenants or any persons occupying or providing service at the Premises, will not reveal to any third party not approved by Seller the results of its inspections, investigations or tests, and will promptly restore any physical damage caused by such inspections, investigations or tests. Buyer agrees to promptly provide Seller with a copy of all inspection, investigation and test reports upon Seller’s written request. Buyer agrees to be responsible for the conduct of its employees and agents and shall indemnify, defend and hold the Seller harmless from any losses, injuries, damages, claims or expenses, including reasonable attorney’s fees and costs, due to the conduct of Buyer or its employees or agents or which are due to any such inspections, investigations or testing. Buyer’s obligations under this Subsection 7(b) shall survive the Closing, or if the Closing does not occur, the termination of this Agreement.

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(c)           At any time during the Inspection Period, Buyer may elect, by written notice received by the Seller before the expiration of the Inspection Period, to (A) terminate this Agreement which termination may be made regardless of reason or (B) notify Seller of any title or other defects in the Premises (“Defects”) that Buyer requests Seller to cure. If Buyer timely notifies Seller of any such Defects as provided above, including its reasons in detail and copies of any reports with respect to such Defects, Seller shall have five (5) business days after receipt of such notice to give written notice to Buyer of the actions, if any, that Seller proposes to take with respect to such Defects. In the event that Buyer shall not be satisfied with Seller’s proposed actions or in the event that Seller does not elect to take any proposed actions, Buyer shall have the right, on or prior to the date which is five (5) business days after receipt of such notice from Seller, to give Seller notice of Buyer’s intention not to proceed with the consummation of the transaction contemplated by this Agreement (if Buyer shall fail to deliver such notice of Buyer’s intention not to proceed, then Buyer shall be deemed to have accepted Seller’s proposals with respect to the Defects and this Agreement shall remain in full force and effect). Upon receipt by Seller of such notice or the notice of termination referred to in (A) of this Subsection (c), and provided such notice is timely given, this Agreement shall terminate, in which event the Deposit shall be refunded to Buyer, and the parties shall have no further liability or responsibility to each other, except for the hold harmless obligations of Buyer pursuant to Section 7(b). In the event that Buyer does not timely object to any Defects or in the event that notice to terminate is not timely given as provided above, Buyer shall be conclusively deemed to have approved the title to and condition of the Premises, including, without limitation, the matters described in Section 3, liens, encumbrances and other title matters, any state of facts that would be disclosed by a current accurate survey or personal inspection of the Premises, zoning, building, environmental, health, safety and other statutory, regulatory and code compliance, and all other matters pertaining to the Premises, waived its right to terminate and obtain a refund of the Deposit pursuant to this Subsection (c) and agreed to purchase the Premises subject to any and all Defects (other than mortgages created or assumed by Seller, which Seller shall cause to be discharged at the Closing or through escrow as provided in Section 9(f), whether or not objected to by Buyer and other than encumbrances and other material adverse title matters affecting the Premises first arising or first appearing on the public records after such date and not cured by Seller by the Closing Date or any extension thereof, as the case may be), except to the extent that Seller has expressly agreed, in its written notice given to Buyer as provided above, to resolve or cure such Defects. If Seller does not give such notice on or prior to the fifth (5th) business day after receipt of Buyer’s written objection to Defects, then, unless Buyer shall waive all such objections, this Agreement shall terminate on such fifth (5th) business day, in which event the Deposit shall be refunded to Buyer and the parties shall have no further liability or responsibility to each other, except for the hold harmless obligations of Buyer pursuant to Section 7(b). In the event of any termination of this Agreement, Seller shall be entitled to copies of all of Buyer’s reports as provided above as a condition to the release of the Deposit to Buyer.

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(d)           The provisions of Section 9 below shall apply to any and all Defects that Seller has agreed to cure as provided above. All Defects that Seller does not agree to cure as provided above shall be deemed waived by Buyer if Buyer does not elect to terminate the Agreement as provided above. Buyer shall not be entitled to terminate this Agreement or obtain a return of the Deposit or any part thereof as provided in Section 9 because of any Defects not timely objected to before expiration of the Inspection Period (other than any mortgages created or assumed by Seller as provided above, which Seller shall cause to be discharged at the Closing or through escrow as provided above).

(e)           All inspections, investigations and testing, including but not limited to title, survey and the issuance of any title insurance shall be solely at Buyer’s expense.

8.            Closing.

(a)           The consummation of the purchase and sale of the Premises (the “Closing”) shall take place on a date agreed upon by Buyer and Seller (the “Closing Date”) provided, however, that the Closing Date shall not be prior to August 1, 2014. The Closing is subject to receipt of all consents required for the transfer of the Property, including, without limitation, the consent of any lienholder on the Property, any required consent of directors or shareholders of Buyer, and any required consent of members and managers of Seller. The Closing shall be conducted through an escrow with an escrow agent agreed upon by Buyer and Seller (the “Escrow Agent”), with the reasonable escrow fees to be split between the parties.

(b)           At the Closing, Seller shall provide to Buyer the following:

(1)           The Deed and the Bill of Sale.

(2)           An assignment (without warranty) of the leases and tenancies in effect at the time of the Closing, pursuant to which Buyer shall assume all of Seller’s obligations therefor arising after the Closing, including all of Seller’s obligations with respect to all security deposits, advance rents and interest thereon, if any, for which Buyer receives an adjustment or payment at the Closing. Also, an assignment (without warranty) of all agreements and contracts listed on Exhibit B as referred to in Section 13 as well as all subsequent agreements and contracts referred to in Section 13, pursuant to which Buyer shall assume all of Seller’s obligations therefor arising after the Closing.

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(3)           A letter to all tenants notifying them of the change of ownership of the Premises and directing such tenants to pay all future rentals to Buyer or Buyer’s designee and further advising tenants that specific security deposits, advance rents and interest thereon, if any, have been transferred to Buyer.

(4)           To the extent the same are in Seller’s possession, originals or copies of all operating manuals, warranties, and guarantees, if any, relating to the Premises, all of which shall be left at the Premises.

(5)           An affidavit to the Escrow Agent restricted to mechanic’s liens and tenants in possession and a FIRPTA affidavit.

(6)           At the request of the Escrow Agent, Seller shall provide a copy of its certificate of formation and limited liability company agreement.

(7)           A signed copy of a closing statement prepared by Seller or the Escrow Agent and agreed upon by Seller and Buyer (the “Closing Statement”).

(c)           At the Closing, Buyer shall also provide to Seller the following:

(1)           The assumptions required in Subsection (b)(2) above.

(2)           The Purchase Price in full as required in this Agreement.

(3)           A signed copy of the Closing Statement.

(d)           Seller shall have ten (10) business days after the Closing to remove from the Premises its personal property not sold hereunder, and Seller shall have reasonable access to the Premises for such purpose.

9.            Clearing Title, Etc. If Buyer has not terminated this Agreement before the expiration of the Inspection Period as provided in Section 7, then -

(a)           If, on the Closing, Seller shall be unable to give title, make conveyance or deliver possession of the Premises as provided in this Agreement, including the failure of Seller to cure any Defect that Seller agreed to cure as provided in Section 7, or if any material condition to Closing or other material provision of this Agreement is not complied with by Seller as herein provided, then, and in any of said events, Buyer, subject to Subsection 9(b), shall have the option, to be promptly exercised by the scheduled Closing Date, to (i) terminate this Agreement by written notice to Seller, in which event the Deposit shall be refunded to Buyer, this Agreement shall be terminated, and the parties shall have no further liability or responsibility to each other, except for the hold harmless obligations of Buyer pursuant to Section 7(b); or (ii) consummate the sale without reduction of the Purchase Price upon all of the terms and conditions of this Agreement, except those relating to the matter with which Seller is unable to comply or has not complied. Notwithstanding the foregoing, in the event that the provisions of this Section shall be made applicable as the result of Seller’s failure to cure any Defect that Seller had agreed to cure as provided above, Buyer shall have the right to specific performance as provided in Subsection 9(e). Seller’s obligations hereunder shall be subject to Seller’s receipt of a release of the existing mortgage encumbering the Premises from the existing lender.

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(b)           If, however, Seller is unable to comply with this Agreement as described in Subsection 9(a), Seller shall also have the right to extend the Closing for up to an additional thirty (30) days if it desires to attempt to cure its inability to comply with this Agreement. Seller may exercise this option by written notice to the Buyer on or before the scheduled Closing Date. If, after the expiration of the extended period, Seller shall be unable to cure such inability or elects not to do so, for whatever reason, then, as Buyer’s exclusive remedies, Buyer shall have the same options provided in Subsection 9(a).

(c)           Notwithstanding the aforesaid Subsections of this Section 9 to the contrary, Buyer shall not have the right to terminate this Agreement if the matter which causes Subsections 9(a) or 9(b) to apply was deemed approved by Buyer pursuant to the provisions of Section 7.

(d)           In all events, Buyer shall have the option to accept such title as Seller can deliver and to waive any condition or provision of this Agreement not complied with, without reduction of the Purchase Price.

(e)           Buyer shall have no other recourse to or rights against Seller, except as provided herein. In the event that Seller shall knowingly and intentionally default in its obligation to convey the Premises to Buyer pursuant to this Agreement or in its obligation to cure any Defects that Seller has agreed to cure as provided above, Buyer may, as its sole and exclusive remedy, either (i) enforce specific performance of that obligation against Seller, so long as Buyer brings an action for specific performance against Seller within thirty (30) days after the date of Seller’s default, or (ii) terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be returned to Buyer and the parties shall have no further obligations to each other, except for the hold harmless obligations of Buyer pursuant to Section 7(b). In no event shall Seller’s default be considered knowing and intentional if such default is the result of a good faith dispute or the result of the Seller’s inability to deliver title due to a lien or defect which was not voluntarily created or placed on the Premises by Seller, except to the extent that the same is a Defect that Seller agreed to cure. In no event shall Seller be liable to Buyer for any actual, punitive, speculative, consequential or other damages.

(f)           To enable Seller to make conveyance as provided in this Agreement, Seller may use the purchase money or any portion thereof to clear title of any encumbrance(s) or defect(s), provided that all instruments so clearing title are recorded simultaneously with the Deed or appropriate escrows or other mutually satisfactory arrangements have been established for delivery and recording of the appropriate instruments subsequent to the Closing in order to clear title.

10.          Casualty, Eminent Domain, Fire Insurance. If Buyer has not terminated this Agreement before the expiration of the Inspection Period as provided in Section 7, then -

(a)           In the event of any material damage (as defined below) to the Premises, then, at Buyer’s option, by written notice to Seller within five (5) days after Buyer receives notice or becomes aware of the same, Buyer shall either (i) terminate this Agreement, in which event the Deposit shall be refunded to Buyer, this Agreement shall be terminated, and the parties shall have no further obligations to each other except for the hold harmless obligations of Buyer pursuant to Section 7(b), or (ii) elect to consummate the sale without reduction of the Purchase Price on account of the same. If Buyer shall fail to deliver the foregoing notice, then Buyer shall be deemed to have elected to consummate the sale as provided in subpart (ii) above. Buyer shall, however, be obligated to close hereunder if such damage shall not exceed two million and 00/100 Dollars ($2,000,000.00) and is fully covered by insurance (except for deductibles) (“material damage”). In either case, whether Buyer elects or is obligated to close, Seller shall assign to Buyer all claims and rights, if any, on account of or arising out of any of the foregoing damage, to the extent such damage is not repaired by Seller by the Closing (or Seller has agreed in writing reasonably acceptable to Buyer to pay for repair of such portion of the damage as is not paid by the insurer and has escrowed purchase proceeds sufficient therefor). To the extent not covered within the preceding sentence, Buyer will receive a credit at Closing for any deductible applicable to such damage under Seller’s insurance coverage.

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(b)           If, prior to the Closing, all or any material portion of the Premises shall be taken for any public use (other than minor takings for street widening) or access to or from the Premises shall be permanently taken or materially impaired, or any change(s) to public way(s) or the grade(s) thereof shall be made which materially and adversely affects or is likely to materially and adversely affect the commercial value of the Premises, or notice of any of the foregoing shall be made public or otherwise come to Buyer’s attention (unless such action is terminated by the Closing), then, and in any of said events, by written notice to Seller within five (5) days after Buyer receives notice or becomes aware of the same, Buyer shall either (i) terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be refunded to Buyer, and the parties shall have no further liability or responsibility to each other except for the hold harmless obligations of the Buyer pursuant to Section 7(b), or (ii) elect to consummate the sale without reduction of the Purchase Price on account of same, in which event Seller shall assign to Buyer all claims and rights, if any, on account of or arising out of any of the foregoing.

(c)           Until the Closing, Seller shall maintain insurance on the Premises against fire and hazards covered by standard extended coverage endorsement as presently insured.

11.          Seller’s Management. Except as otherwise expressly provided herein, Seller shall continue to manage, maintain and repair, rent and operate the Premises in its usual course of business until the Closing and in accordance with its past practices.

12.          Current Leases and Tenancies. Within five (5) business days after the date hereof, Seller shall provide Buyer with a rent roll which shall list all present tenants of the Premises, whether with or without written leases, and shall contain, as to each tenant, the name of the tenant, location of the apartments rented, the monthly rent rate and the expiration date of each lease (the “Initial Rent Roll”). Seller shall provide an updated rent roll with the same scope of data for the Closing (the “Closing Rent Roll”). Seller represents that each of the Initial Rent Roll and the Closing Rent Roll will be substantially accurate as of the date set forth thereon. Buyer shall be afforded the opportunity to inspect all the outstanding leases, tenant records and operating and expense statements with respect to the Premises during the Inspection Period referred to in Section 7. Seller, however, makes no warranties or representations with respect to such statements and records.

13.          Service or Other Non-Lease Agreements. Seller represents that the Premises are not subject to any agreements or contracts as of the present date that will survive the Closing, except for apartment leases, tenancies, recorded agreements or contracts, and except for those agreements and contracts, if any, listed on Exhibit B attached hereto. Seller agrees that it shall not enter into any new agreements or contracts which will pertain to the Premises, other than apartment leases and tenancies, unless such agreements or contracts are cancelable by not more than thirty (30) days notice or are approved by Buyer, which approval shall not be unreasonably withheld or delayed. Buyer agrees to assume all of the aforesaid agreements and contracts at the Closing.

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14.          Representations, Warranties and Additional Covenants by Buyer. As a material inducement to Seller to enter into this Agreement and consummate the transaction contemplated hereby, Buyer represents and warrants to Seller and covenants and agrees with Seller as follows:

(a)           Buyer has full legal right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

(b)           If Buyer is not a natural person, Buyer, upon request of Seller, at Closing shall deliver to Seller such documentation as Seller or its attorney may require to evidence the matters set forth above, including, without limitation, certified copies of Buyer’s organizational documents and appropriate resolutions or consents authorizing the transaction contemplated herein.

(c)           In addition to the actions recited herein and contemplated to be performed, executed and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or thereafter any and all further acts, deeds and assurances as Seller or the Escrow Agent may reasonably require to consummate or evidence the consummation of the transaction contemplated herein.

(d)           Buyer hereby agrees to indemnify, protect, defend, save and hold Seller harmless from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of actions, damages, losses, costs and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees with respect to the same or to enforce this indemnity), in any way relating to, connected with or arising out of the Premises or the ownership, leasing, use, operation, maintenance and management thereof from and after the Closing, including, without limitation, any debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs and expenses in any way relating to, connected with or arising under any of the leases, tenancies, or contracts or agreements assumed by Buyer from and after the Closing. The indemnification contained in this Subsection shall survive the Closing.

15.          Miscellaneous.

(a)           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been given when mailed, postage prepaid, by U.S. registered or certified mail (with return receipt requested), by telecopy (with proof of transmission) or by recognized overnight air courier service (with proof of delivery); if intended for the Seller, addressed to the Seller c/o RealSource Equity Services, LLC, 2089 East Fort Union Boulevard, Salt Lake City, Utah 84121, Attention: Michael S. Anderson (telephone no. (801) 601-2700, facsimile no. (801) 563-3937); and if intended for Buyer, addressed to Buyer at 2089 East Fort Union Boulevard, Salt Lake City, Utah 84121, Attention: V. Kelly Randall (telephone no. (801) 601-2700, facsimile no. (801) 563-3937).

(b)           Construction. The headings of the various Sections of this Agreement are for convenience of reference only and are not a part hereof. No modification, alteration or amendment of this Agreement shall be binding unless in writing duly executed by both Buyer and Seller. Where the context requires or admits, the plural shall include the singular, and vice versa, and words of one gender shall include all genders. If Buyer shall consist of more than one individual and/or entity, liability of each shall be joint and several. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, and, in the event of any legal dispute between the parties which may result in litigation, such litigation may only be commenced within said jurisdiction, with service permitted by U.S. registered or certified mail, return receipt requested, addressed as provided in Subsection (a) above. In the event of any such litigation, the parties hereby waive their rights to trial by jury. This Agreement may be executed in multiple copies, each of which shall be an original for all purposes. All of the terms and provisions of this Agreement have been negotiated by Seller and Buyer with the assistance of their respective attorneys. Therefore, it is the intent of Seller and Buyer that this Agreement not be construed for or against either of the parties hereto, and that neither of the parties hereto be deemed the drafter of this Agreement.

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(c)           Binding Effect. This Agreement shall be binding upon and inure (subject to Subsection (d) below) to the benefit of the respective heirs, executors, administrators, successors and assigns of each party hereto.

(d)           Buyer’s Nominee. Buyer may transfer its rights under this Agreement. Buyer shall, however, remain jointly and severally liable with such transferee for all of Buyer’s obligations under this Agreement, and such transferee shall be required to assume joint and several liability for all such obligations. Buyer shall give Seller prompt written notice of any such transfer at least seven (7) days before the scheduled Closing, which notice shall include sufficient information to identify the transferee entity or nominee and certified copies of its organizational documents. No assignment shall be valid unless Seller has approved the agreement pursuant to which the assignment is consummated.

(e)           Survival. The express representations and warranties of Seller, if any, set forth in this Agreement all relate to the period of time prior to Closing. Any claim of a breach of such representations or warranties may be made only after Buyer actually suffers a loss as a result of such breach, Buyer delivers written notice of such breach to Seller within thirty (30) days thereafter, and such breach remains uncured for a period of thirty (30) days after Seller has received such written notice, and further that Buyer files a lawsuit for breach of such representation or warranty in a court of competent jurisdiction in Salt Lake County, Utah, within six (6) months after the Closing. If such conditions precedent are not timely satisfied, then any action for breach of such representations and warranties shall forever thereafter be barred. Seller shall not be deemed to have breached a representation and warranty hereunder unless a false representation and warranty was knowingly made by Seller hereunder. In no event shall Seller be liable to Buyer for punitive, speculative or consequential damages.

(f)            Confidentiality. Buyer shall not disclose the terms, provisions and conditions of this Agreement to any person or entity, except to its proposed lender or its advisors, without the written consent of Seller, and Buyer shall require its lender and advisors to agree to such confidentiality. All information provided to or obtained by Buyer in connection with Buyer’s pre-closing due diligence, inspections, investigations and the like shall be received and held by Buyer in confidence and solely for the purpose of enabling Buyer to evaluate its purchase of the Premises under this Agreement and shall promptly be returned to Seller (or destroyed, at Seller’s election), if this Agreement is terminated prior to Closing. Buyer’s obligations of confidentiality shall survive the Closing or termination of this Agreement, as the case may be.

(g)           Zoning Etc. Buyer shall not attempt to obtain any zoning change, modification or variance for the Premises or any part thereof at anytime prior to the Closing without Seller’s prior written consent.

(h)           Third Party Exchanges. Buyer and Seller agree to cooperate with each other in order for Seller and/or Buyer to accomplish a real estate exchange pursuant to Section 1031 of the Internal Revenue Code, provided such exchanges do not cause Buyer or Seller to incur any liability, do not require Buyer or Seller to take title to any other property, do not delay the Closing and do not cause Buyer or Seller to incur any additional cost or expense, other than nominal expense for their attorneys to review any applicable documents.

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(i)           No Recording. Buyer shall not cause or permit this Agreement, or any short form variation thereof or any notice of contract, to be filed of record in any office or place of public record (unless filed by Seller). If Buyer shall breach this Subsection it shall be deemed a material default hereunder, and, at Seller’s option, this Agreement shall terminate, and Seller shall retain the Deposit as liquidated damages, and the parties shall have no further liability or responsibility to each other, except for the hold harmless obligations of Buyer pursuant to Section 7(b).

(j)           Time Of The Essence. Time is of the essence as to each and every provision of this Agreement requiring performance within a specified time and particularly with respect to any termination rights herein afforded to Buyer and with respect to the Closing.

(k)           Non-Offer. The submission of this Agreement for examination or for execution by Buyer, or the negotiation of the transaction described herein does not constitute an offer to sell by Seller, and this Agreement confers no rights upon Buyer nor imposes any obligations on Seller and shall not constitute a binding contract unless and until Buyer and Seller shall have executed this Agreement and any required consents to this Agreement have been obtained, including, without limitation, the consent of any lender to Seller.

(l)           Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, and if such provision is not essential to the effectuation of the basic purposes of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

(m)           No Waiver. The waiver by either party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be construed as a waiver of any other covenant, condition or promise herein. The waiver by either party of the time for performing any act shall not constitute a waiver of the time for performing any other act or any incidental act required to be performed at a later time. The delay or forbearance by either party in exercising any remedy or right, the time for the exercise of which is not specifically and expressly limited or specified in this Agreement shall not be considered a waiver of or an estoppel against the latter exercise of such remedy or right.

(n)           Specific Waiver. Buyer hereby waives the applicability, protections and provisions of any applicable law governing deceptive or unfair trade practices and the like, if any, only to the extent that such waiver is permitted under applicable law. Buyer represents and warrants to Seller that (1) Buyer is not in a significantly disparate bargaining position in connection with the transaction contemplated by this Agreement, (2) Buyer is represented by legal counsel in connection with this transaction and Agreement, and (3) the transaction described in this Agreement is for business-commercial purposes and is not a consumer transaction.

(o)           Back-Up Offers. Seller shall have the right to receive back-up offers and to enter into agreements for the purchase and sale of the Premises, contingent upon the expiration or termination of this Agreement, until such time as the Inspection Period and all other contingencies under this Agreement have expired.

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(p)           Default Provision. In the event that Buyer’s default consists of a breach of any of Buyer’s obligations which expressly survive termination of this Agreement or the Closing, or in the event Buyer files a lis pendens or an action for specific performance against Seller or otherwise clouds Seller’s title to the Premises or any part thereof, or if Buyer takes action to prevent Seller from obtaining the Deposit when Seller is entitled thereto, and if, in any such case, Buyer fails to prevail in a final, non-appealable judgment, Seller shall be entitled to any remedies available at law or in equity with respect thereto, including, but not limited to, its damages, attorney’s fees and costs.

(q)           Limited Recourse. Anything in this Agreement to the contrary notwithstanding, Buyer agrees that it shall look solely to the estate and property of Seller in the Premises, and subject to prior rights of any mortgagee, for the collection of any judgment (or other judicial process) requiring the payment of money by Seller in the event of any default or breach by Seller with respect to any of the terms, covenants, and conditions of this Agreement to be observed and/or performed by Seller, and no other assets of Seller or any of its members, managers, employees, attorneys, agents, affiliates, partners, shareholders, successors, or assigns shall be subject to levy, execution, or other procedures for the satisfaction of Buyer’s remedies. This Subsection (q) shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

SELLER:		BUYER:

RS Cambridge Apartments, LLC		RealSource Residential, Inc.

By:	RS Cambridge Management, LLC,
its manager

By:	/s/ V. Kelly Randall	By:	/s/ Nathan Hanks
Name:	V. Kelly Randall	Name:	Nathan Hanks
Title:	Vice President of RS Cambridge	Title:	President
Management LLC, Manager

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EXHIBIT A

Legal Description

Real property in the City of Gulfport, County of Harrison, State of Mississippi, described as follows:

PARCEL 1:

Commence at the Southeast (SE) corner of the Southwest Quarter of the Southeast Quarter (SW 1/4 of SE 1/4), of Section 19, Township 7 South, Range 10 West, City of Gulfport, Harrison County, Mississippi, and run North 139.33 feet to the point of beginning: thence continue North for 1060.67 feet; thence run South 89 degrees 53 minutes 18 seconds West for 629.91 feet; thence run South 00 degrees 00 minutes 20 seconds East for 1157.82 feet to the North right-of-way of East Taylor Road; thence run South 89 degrees 55 minutes 09 seconds East and along the North right-of-way of East Taylor Road for 618.49 feet; thence run North 6 degrees 30 minutes 05 seconds East along the North right-of-way of East Taylor Road for 99.89 feet back to the point of beginning.

The above described parcel lies entirely within and is part of the Southwest Quarter (SW 1/4) of the Southeast Quarter (SE 1/4) of Section 19, Township 7 South, Range 10 West, City of Gulfport, Mississippi, Harrison County, Mississippi.

The above described land being the same land described in survey by Gary A. Durbin dated July 24, 2007, last revised September 19, 2007 as follows:

Commencing at the Southeast corner of the SW ¼ of the SE ¼ of Section 19, Township 7 South, Range 10 West, City of Gulfport, Harrison County, Mississippi , and run North 140.33 feet to the Point of Beginning; thence continue North for 1060.67 feet; thence run S 89°56'22" W for 630.35 feet; thence run S 00°01'38" E for 1158.38 feet to the North right of way of East Taylor Road; thence run S 89°55'09" E, and along the North right of way of East Taylor Road for 618.49 feet; thence run N 06°30'05" E along the North right of way of East Taylor Road for 99.89 feet back to the Point of Beginning.

The above described parcel lies entirely within and is part of the SW ¼ of the SE ¼ of Section 19, T 7 S, R 10 W, City of Gulfport, Harrison County, Mississippi.

PARCEL 2:

Easement granted by Southern Pre-Engineered Builders, Inc., a Mississippi corporation unto Cambridge, Inc., a Mississippi corporation and the terms and conditions thereof, recorded September 28, 2007 as Instrument No. 2007 9751 D-J1 of Official Records.

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EXHIBIT B

Contracts and Agreements

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